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EXHIBIT (a)(7)

        [FORM OF CONFIRMATION TO OPTIONEES ELECTING TO PARTICIPATE IN THE OFFER TO EXCHANGE]

        To: [option holder]

        This message confirms that on September 30, 2002, JNI Corporation cancelled option(s) to purchase [            ] shares, which you submitted for exchange under your Election Form. JNI Corporation will grant you a new option to purchase [            ] shares, with the terms and conditions described in the Offer to Exchange, on or after March 31, 2003, subject to your continued employment with JNI and the other terms set forth in the Offer to Exchange.

        If you have any questions about this message, please contact Marc Posel, by e-mail at mposel@jni.com or by telephone at 858-523-7242.

        Thank you,

        [                        ]

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  EXHIBIT (a)(7)